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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [x]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [ ] Definitive proxy statement

     [x] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-12

                         Entertainment Properties Trust
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [x] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

- --------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- --------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------

     (5) Total fee paid:

- --------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.

- --------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------

     (3) Filing party:

- --------------------------------------------------------------------------------

     (4) Date filed:

- --------------------------------------------------------------------------------
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April 2, 2001



            YOUR BOARD OF TRUSTEES URGES YOU TO SIGN, DATE AND RETURN
                           THE BLUE PROXY CARD TODAY!


Dear Fellow Shareholder:

                  We are enclosing our proxy statement for the annual meeting of our shareholders for 2001. This year's annual meeting is different in that there is a challenger for election proposed by a shareholder and NOT supported by your management. BRT Realty Trust is attempting to unseat one of our well-respected and original trustees, Scott Ward, who has served our board well since our initial public offering. WE URGE YOU TO READ OUR PROXY STATEMENT CAREFULLY AND VOTE FOR OUR NOMINEE BY RETURNING THE ENCLOSED BLUE PROXY CARD.

                  As set forth in my letter to shareholders that is included separately in this mailing, our company is committed to generating attractive returns for our shareholders. We have posted strong financial results and are well into implementing a compelling plan to ensure that our company remains at the forefront of entertainment real estate. For example:

                  - Since going public in November 1997, OUR COMPANY HAS PAID ITS DIVIDEND EVERY QUARTER, AND HAS RAISED THE QUARTERLY DIVIDEND 12.5%, FROM $0.40 PER SHARE TO $0.45 PER SHARE.

                  - Our revenues increased 58% to $55.4 million in 2000 compared to 1998, our first full year of operation.

                  - Our funds from operations per share increased 25% to $2.36 in 2000 compared to 1998.

                  -      We retired an existing credit facility by closing
                         $125 million of secured financing in February of this year and created flexibility to continue to pursue our growth strategy.

                  - In the last twelve months ending March 31, 2001, our shares have delivered a return of more than 20% percent including dividends. We are pleased by the support we have received from the investment community, INCLUDING "BUY" OR "STRONG BUY" RECOMMENDATIONS FROM SOME BROKERAGE ANALYSTS.

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Clearly, the strategies developed by your Board of Trustees are working.

                  We have also highlighted a number of reasons in our proxy statement for you NOT to vote for Frederic Gould, the nominee of BRT Realty Trust.

                  - Our nominating committee considered the nomination of Mr. Gould by BRT Realty and rejected it as not in the best interests of our company and our shareholders.

                  - Mr. Gould is a director and chief executive officer of a competitor of our company.

                  - Mr. Gould is the chairman and chief executive officer of BRT Realty, a REIT that suspended its dividends in 1990.

                  - Mr. Gould has sought to advance his company's interests over the last year by proposing transactions that would benefit BRT Realty that our Board determined were not beneficial to our company.

                  Our Board serves at the pleasure of our shareholders and is responsible for serving the interests of ALL of our shareholders, not just BRT Realty Trust. It is a responsibility we take very seriously. Since our initial public offering, we have built a strong board made up of trustees who are well-respected, independent, successful individuals with the utmost integrity.

                  THEREFORE, WE URGE YOU TO VOTE FOR OUR CURRENT TRUSTEE AND OUR BOARD'S NOMINEE, SCOTT WARD.

                  PLEASE VOTE THE BLUE PROXY CARD TODAY. PLEASE DO NOT RETURN ANY WHITE PROXY CARD FOR ANY REASON. ONLY YOUR LATEST DATED PROXY CARD WILL BE COUNTED. If you have any questions, please call our proxy solicitor:


                          MACKENZIE PARTNERS, INC.
                          156 Fifth Avenue
                          New York, NY 10010
                          (800) 322-2885 (Toll Free)
                          Or
                          (212) 929-5500 (Call Collect)

                  We appreciate your continued support, and we look forward to a bright future for our company.

                                                           Sincerely,

                                                           /s/ DAVID M. BRAIN


                                                           David M. Brain